Tecumseh Products Company Reports 2010 Results

- Net sales for the year grew 26.9 percent to $933.8 million, with double-digit growth in both Commercial Refrigeration and Residential and Specialty Air Conditioning.  Fourth quarter net sales increased 7.0 percent

- The 2010 net loss was $56.8 million, or $3.07 per diluted share, and the operating loss was $65.8 million

- The Company plans to continue to re-engineer its products to increase efficiency and performance, use more eco-friendly refrigerants, and reduce costs using alternative designs and materials

ANN ARBOR, Mich., March 14, 2011 /PRNewswire/ -- Tecumseh Products Company (Nasdaq: TECUA; TECUB), a leading global manufacturer of compressors and related products, today reported a net loss of $56.8 million, or $3.07 per diluted share, on net sales of $933.8 million for its year ended December 31, 2010.  In the year ended December 31, 2009, the Company reported a net loss of $93.4 million, or $5.06 per diluted share, on net sales of $735.9 million.

For the fourth quarter, the Company reported a net loss of $6.6 million, or $0.37 per diluted share, on net sales of $224.2 million. In the fourth quarter of 2009, the Company reported a net loss of $30.5 million, or $1.65 per diluted share, on net sales of $209.6 million.

"Although we faced a number of challenges in 2010, we feel we've made progress.  Our results reflect the continued improvements we have seen in our markets in 2010," said Jim Connor, Chief Financial Officer.  "We believe that our continued investment in research and development is important as we seek to re-engineer our products to increase efficiency and performance, use more eco-friendly refrigerants and reduce costs, using alternative designs and materials.  This re-engineering of our products is at the core of our strategy as we move into 2011 and beyond."

REVIEW OF OPERATIONS

For the full year ended December 31, 2010, net sales were $933.8 million, up 26.9 percent from last year.  Excluding the $32.5 million impact of foreign currency translation, 2010 net sales increased by 22.5 percent from the prior year.  The net sales increase was primarily driven by volume increases due to stronger economic conditions, increased availability of credit and unusually hotter and more humid weather in our Brazilian market.  For the fourth quarter of 2010, net sales were $224.2 million, up 7.0 percent from the same period in 2009.  Net sales for the quarter were favorably affected by the normal seasonal increase in household refrigeration and freezer ("R&F") sales in Brazil and unfavorably affected by the impact of foreign currency translation.

Gross margin for the year ended December 31, 2010 improved 3.0 percent to 10.6 percent in 2010 compared to 2009.  This increase was caused primarily by the effect of increased volumes on fixed costs.  Increased sales of higher margin compressors used in commercial refrigeration and air conditioning applications, lower costs of other raw materials, and improved productivity also contributed to the improved margin.  In contrast, changes in the cost of primary commodities, such as copper and steel, currency exchange rates and the fourth quarter items described below unfavorably impacted gross margin in 2010 compared to 2009.  For the fourth quarter, gross margin decreased to 6.3 percent, a decrease of 4.8 percent compared to the fourth quarter of 2009.  The decline for the quarter was primarily due to $8.2 million of net favorable charges in 2009 that did not recur in 2010, higher commodity costs and lower productivity.

Selling and administrative ("S&A") expenses for the full year 2010 decreased $11.1 million, or 8.9 percent from 2009 levels.  S&A expenses were 12.2 percent of net sales in 2010, compared to 17.0 percent in the prior year.  For the fourth quarter, S&A expenses decreased $1.4 million, or 4.7 percent from the same period in 2009.  The lower expense was primarily attributable to a reduction in professional fees, and payroll and related employee benefits and expenses driven by the Company's continuing cost reduction efforts.

CASH AND LIQUIDITY

The Company ended 2010 with cash and cash equivalents of $65.9 million, down from $90.7 million at the end of 2009. For the full year, cash used in operations was $46.0 million compared to cash generated by operations of $1.6 million in 2009.  There were two significant elements of the change in cash in 2010:  the first was the positive cash effect of the net proceeds realized from the reversion of the Company's hourly pension plan.  The second was the increased working capital investment to support increased sales and operating activities during the year.

With respect to working capital, inventory increases used $41.1 million of cash during 2010.  This increase was primarily due to increased actual and expected sales levels.  Increased in-transit inventory into North America from foreign subsidiaries also contributed to this increase.  Inventory days on hand increased 14 days to 71 days at December 31, 2010.

Accounts receivable used $47.8 million of cash during 2010, primarily as a result of higher sales volume over the prior year's fourth quarter.  The increase is also partially due to the Company's cash management strategy of reducing the accounts receivable discounting programs in its Brazilian operations (thereby increasing the amount of receivables reported on our consolidated balance sheet).  This shift from discounting increased our day sales outstanding by 12 days to 61 days at December 31, 2010.

Payables and accrued expenses provided $22.9 million of cash.  The increase was primarily the result of higher material purchases and increased payable days outstanding. Payable days outstanding increased by eight days to 74 days at December 31, 2010.  Recoverable non income taxes used $22.7 million of cash, primarily for additional receivables for non-income taxes from foreign jurisdictions.

Borrowings under current credit facilities at foreign subsidiaries totaled $65.4 million at December 31, 2010. We have an uncommitted additional borrowing capacity of $6.5 million. The increase in borrowings in 2010 compared to 2009 was mainly due to the Company's cash management strategy of reducing accounts receivable discounting programs in its Brazilian operations by using lower cost government-sponsored credit instruments, which have a lower interest rate.

No tax refunds for Brazilian non-income taxes were paid to us in the fourth quarter of 2010, contrary to historical payment patterns and indications of the Brazilian tax authorities.  Some non-income taxes were approved to be paid by the government, but the Brazilian tax authorities filed a motion in an unrelated social security tax lawsuit to require the Company to pay a cash deposit of approximately $15.0 million to the court pending the outcome of that lawsuit.  We disagreed with their motion and requested a hearing in 2011.  In January 2011, the court decided that $15.0 million of our tax refund must be held in a cash account designated by the court until resolution of the social security tax matter.  The timing of resolution of the social security tax dispute is uncertain and might take several years.  As a result, we will reclassify $15.0 million of Brazilian refundable non-income tax receivables from current to long term in the first quarter of 2011.

Based on historical payment patterns and indications of the Brazilian tax authorities and the case deposit described above, and based on the U.S. dollar to Brazilian Real exchange rate as of December 31, 2010, we expect to recover approximately $25.4 million of the $84.7 million outstanding refundable taxes in Brazil in 2011.  We received $8.0 million in January 2011 and expect to receive an additional $6.0 million in the first quarter of 2011.  The Brazilian tax authorities will not commit to an actual date of payment and the timing of receipt may be different than planned.

BUSINESS OUTLOOK

"We are encouraged with the improving health of our business and outlook for the future," said Connor. "We invested considerable time and resources in improving our business operations and products in 2010.  We expect to see additional fruits of our labor in 2011."

"We believe that re-engineering of our existing products, our focus on our customers and our strong brand recognition position us to capitalize on recovery in our markets." Connor concluded

The Company currently expects that full-year 2011 sales could increase in the range of five percent to ten percent, full-year 2011 average cost of purchased materials could exceed the average cost in 2010, full-year 2011 currency exchange rates could have an unfavorable impact totaling approximately $2.0 million to $3.0 million, and full-year 2011 operating profit could improve if the Company is successful in offsetting the expected increase in commodity costs

In the first quarter of 2011, the Company expects sales to show an improvement over the first quarter of 2010.  Operating profit could improve by $32.0 million to $35.0 million, compared to the first quarter of 2010, primarily as a result of the absence in the first quarter of 2011 of the $40.1 million in expenses related to the reversion of our hourly pension plan incurred in the first quarter of 2010 and favorable sales volume, mix and price increases, partially offset by increased commodity costs.

Conference Call

Tecumseh will broadcast its financial results conference call live over the Internet on Tuesday, March 15, 2011, at 11:00 a.m. eastern time.  Webcast information can be found in the Investor Relations section of www.tecumseh.com.

About Tecumseh Products Company

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems.  Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.

Cautionary Statements Relating to Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act.  In addition, forward-looking statements may be made orally in the future by or on behalf of Tecumseh Products Company. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future-tense and forward-looking terminology or by the fact that they appear under the caption "2011 Outlook."  Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, and new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; ii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iii) local governmental, environmental and energy regulations; iv) actions of competitors in highly competitive markets with intense competition; v) current and future global economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; vi) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; vii) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; viii) our ability to maintain adequate liquidity in total and within each foreign operation; ix) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) increased or unexpected warranty claims; xi) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the success of our ongoing efforts to bring costs in line with projected production levels and product mix; xv) weather conditions affecting demand for replacement products; and xvi) the effect of terrorist activity and armed conflict.  These forward-looking statements are made only as of the date of this release, and Tecumseh Products Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Jim Connor
Tecumseh Products
734-585-9507
Investor.relations@tecumseh.com

CONTACT:  Jim Connor of Tecumseh Products, +1-734-585-9507, Investor.relations@tecumseh.com